Exhibit 99.1

Intermolecular Files Fiscal Year 2015 Financial Statements

SAN JOSE, Calif., March 28, 2016 -- Intermolecular, Inc. (NASDAQ: IMI) today filed its annual report on Form 10-K for the full year ended December 31, 2015.

The Company’s Form 10-K reports fourth quarter and annual revenues of $13.0 million and $45.3 million, respectively, instead of the previously reported quarterly and annual revenues of $13.5 million and $45.8 million, respectively.

Subsequent to the Company’s earnings call on February 4, 2016, management determined that $500,000 of revenue from a certain customer that was recognized in the fourth quarter ended December 31, 2015 should have been recognized as revenue in the first quarter that will end on March 31, 2016. The Company expects to recognize the $500,000 of revenue in the first quarter that will end on March 31, 2016.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise; accelerated learning and experimentation platform; and information and analytics infrastructure, Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved. Learn more at www.intermolecular.com.

Forward-Looking Statements

Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, our ability to productize our workflows with existing and future customers; expectations regarding our first quarter 2016 and future revenue, cash flow and GAAP and non-GAAP net income or loss; the ability of our new business model to generate long-term shareholder returns; the extent to which technology developed in collaboration with our customers will continue to remain on the critical path and have significant value for such customers and us as well as the industry as a whole;  and anticipated growth in our current markets through expansion of existing customer programs and the entry into other engagements with new customers. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: our ability to execute on our strategy, prove our business model and remain technologically competitive in rapidly evolving industry conditions; commercial acceptance of our HPC platform and methodology as effective R&D tools; our ability to achieve and sustain profitability; the ability of our customers to achieve their announced product roadmaps in a timely manner; the extent to which we are able to successfully extend and expand relationships with existing customers; our ability to manage the growth of our business; the rapid technology changes and volatility of the customers and industries we serve; our potential need for future capital to finance our operations; and other risks described in our most recent Annual Report on

Form 10-K as filed with the SEC and available at www.sec.gov, particularly in the section titled "Risk Factors." All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

CONTACT:

Rick Neely

Intermolecular, Inc.

Sr. Vice President and Chief Financial Officer

rick.neely@intermolecular.com

+1.408.582.5430